Exhibit 99.1

WESTERN SIZZLIN CORPORATION

FOR IMMEDIATE RELEASE

WESTERN SIZZLIN ANNOUNCES RESULTS OF RIGHTS OFFERING, THE OPENING OF FRANCHISED RESTAURANT, AND ITS APPLICATION FOR LISTING ON NASDAQ CAPITAL MARKET

ROANOKE, Va. (December 10, 2007)—Western Sizzlin Corporation (OTC Bulletin Board: WSZL) announced today the results of its rights offering that commenced on October 17, 2007 and ended November 16, 2007. The firm also reported the opening of a Western Sizzlin restaurant, owned and operated by a new franchisee, and its submission of an application to list its common stock on the Nasdaq Capital Market.

During the period of the rights offering, purchasers exercised their rights to buy 898,875 shares of common stock at $8.50 per share through both basic and oversubscription privileges. Total proceeds to the Company were approximately $7.6 million. Sardar Biglari, Chairman and Chief Executive of Western Sizzlin, said, “The rights offering was successful, and once again we appreciate our investors’ support. Western is in a strong financial position, and we are excited about the prospect of utilizing our assets to produce long-term economic value for our shareholders.”

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A franchisee of Western Sizzlin Franchise Corporation (“WSFC”), a wholly-owned subsidiary of Western Sizzlin Corporation, opened its doors in Parkersburg, West Virginia on December 3, 2007.  James Verney, Chief Executive of WSFC, stated, “We are excited about our re-entry into West Virginia.  Dr. Mike Johnson, owner, and John Hamett, operating partner, constitute a solid partnership dedicated to great steaks, well prepared food, and attentive service in one of the nicest restaurants in our franchise system.”

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Western Sizzlin has applied to list its common stock on the Nasdaq Capital Market.  The Company aims to attract long-term shareholders, and in the process it also seeks to reduce transaction costs for entering and exiting shareholders. The Company believes listing on Nasdaq would reduce transaction costs.

About Western Sizzlin Corporation

Western Sizzlin Corporation is a holding company which owns a number of subsidiaries. Its most important business activity is conducted through Western Sizzlin Franchise Corporation, which franchises and operates 123 restaurants in 19 states.

Forward Looking Statements

Comments in this news release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements concerning anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Further information on the types of factors that could affect the Company can be found in the Company’s filings with the SEC.

Contact:

Robyn B. Mabe, Chief Financial Officer

Western Sizzlin Corp.

(540) 345-3195